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EXHIBIT  5.
                         LAW OFFICES OF JACK G. ORR, PS
                                  [Letterhead]



                                                              October 31, 2003
Board  of  Directors
Y3K  Secure  Enterprise  Software,  Inc.
108  Stewart  Avenue  West
Puyallup,  WA  98371

     Re:     2003  Consultant Services Stock  Plan  (the  "Plan")
             ----------------------------------------------------
Gentlemen:

We have acted as counsel to Y3K Secure Enterprise Software, Inc., a Nevada corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 9.000,000 shares of the Company's common stock, $0.0001 par value (the "Shares").

     We have made such review and investigation as we have deemed necessary for the purpose of this opinion. Based thereon, we are of the following opinions:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Nevada

     2. The Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

     We hereby consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


                                      /s/  LAW  OFFICES  OF  JACK  G.  ORR,  PS


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